EXHIBIT 4.6

AMENDMENT NO. 3 FOR THE

CYTEC EMPLOYEES’ SAVINGS PLAN

The Cytec Employees’ Savings Plan (the “Plan”) is hereby amended as follows, effective as of January 1, 2008:

1. Article 2 of the Plan is hereby amended by adding the following as new Section 2.05:

“2.05 Military Service. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.”

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IN WITNESS WHEREOF, the Company hereby executes and adopts this Amendment No. 3 to the Plan this 13th day of June, 2008.

Corporate Seal	CYTEC INDUSTRIES INC.

	By:	/s/ Marilyn R. Charles
Marilyn R. Charles
Vice President of Human Resources